EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Prospectus of The New York Times Company, which is part of the Registration Statement of The New York Times Company on Form S-3, of the report of Deloitte & Touche dated February 10, 1994 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for income taxes, postretirement benefits other than pensions and postemployment benefits), appearing in the Annual Report on Form 10-K of The New York Times Company for the year ended December 31, 1993, and to the reference to Deloitte & Touche LLP under the heading "Experts" in this Prospectus, which is part of the Registration Statement on Form S-3.

DELOITTE & TOUCHE LLP
New York, New York
January 23, 1995